Exhibit 10.7

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) by and between Safety-Kleen Systems, Inc., a Wisconsin corporation (the “Company”), and Robert M. Craycraft (the “Executive”) dated as of the 11th day of April 2011, or such earlier date as the parties may agree to in writing (the “Effective Date”).

WHEREAS, the Company has determined that it is in the best interests of the Company to employ the Executive as the President and Chief Executive Officer of the Company and Safety-Kleen, Inc. (“SK Holdco”), as well as arrange for the election of the Executive as a Director on the SK Holdco Board of Directors, and the Executive desires to serve the Company and SK Holdco in that capacity in accordance with the terms set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                             Employment Period.  The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, during the employment period, which shall begin on the Effective Date and continue for three years unless earlier terminated pursuant to the terms of this Agreement (the “Employment Period).  This Agreement may be renewed, and the Employment Period thereby extended if not previously terminated pursuant to the terms hereof, by the Company upon the same terms and conditions as contained herein, upon at least sixty (60) days written notice to the Executive prior to the end of the expiring term of the Employment Period.

2.                             Position and Duties.  During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company and SK Holdco, as well as a Director on the SK Holdco Board of Directors, and in appropriate positions in the subsidiaries and affiliates of the Company, with the duties, functions, responsibilities and authority customarily associated with such positions. The Executive will report to the SK Holdco Board of Directors. During the Employment Period, the Executive will devote substantially all of his attention and time to the business and affairs of the Company, excluding any periods of vacation and sick leave to which Executive is entitled, and will not engage in any other business activities that will unreasonably interfere with the Executive’s employment pursuant to this Agreement; provided that after the first anniversary of the Effective Date the Executive may serve on the board of directors, and any board committee, of up to two for-profit businesses that do not compete with the Company. During the Employment Period, the Executive will be based out of the Company’s offices in Plano, Texas, and the Executive’s services shall be performed at such locations where the Company conducts business throughout North America as the needs and exigencies of the business of the Company from time to time reasonably require. The Executive will relocate from his current residence to the Dallas or Plano, Texas area as soon as practical, but in any event within 6 months of the Effective Date. The Company will reimburse the Executive for reasonable commuting expenses for up to three months from the Effective Date. The Company shall provide the standard executive relocation privileges to the Executive in accordance with Company policies in effect on the Effective Date, but with the following revisions: (i) the Executive’s repayment obligation shall not apply in the case of termination without Cause or resignation for Good Reason, as both such terms are defined in Section 5 of this Agreement; (ii) the Executive’s Miscellaneous Expense Allowance shall be equal to one month’s Salary; (iii) the Executive shall be entitled to apply for and purchase, at his sole cost, additional Replacement Cost Insurance above and beyond what the Company provides; and (iv) all relocation amounts payable to Executive that are taxable income (and not deductible) shall be grossed up for all taxes subject to Section 5(g).  Any sign-on bonus paid to the Executive shall be repaid immediately by the Executive to the Company if an event occurs which would require the Executive to repay any relocation amounts under the Company’s policies (as amended by this Agreement)(i.e., the Executive will have no signing bonus repayment obligations if the Executive’s termination is without Cause or due to resignation for Good Reason).

3.                                         Compensation.

(a)                                           Salary.  From the Effective Date through the end of the Employment Period, the Executive shall receive an annual base salary (the “Salary”) of $450,000, payable in accordance with the Company’s normal payroll practices for executives. The Executive will receive an annual performance review on or about each anniversary of the Effective Date, and may receive a corresponding Salary increase at such time. Any new salary due to any such increase will thereafter be deemed the “Salary” for purposes of this Agreement.  The Salary, as in effect from time to time, may not be decreased without the Executive’s consent.

(b)                                    Annual Bonus.  The Executive shall be entitled to an annual performance bonus (the “Bonus”) with a target bonus percentage of 100% of his Salary.  Assuming certain threshold criteria are satisfied, the Executive will have a threshold bonus percentage of 50% of his Salary and a maximum bonus percentage of 150% of his Salary, subject to proration for 2011.  The Bonus will be subject to the terms and conditions of the annual bonus program approved by the SK Holdco Board of Directors each year.  Bonuses for 2011 and subsequent years will be paid generally in one lump sum payment on or about the last day of February of the following year, and will not be earned or accrued until each payment date (i.e., the Executive must be employed on the payment date to receive the Bonus).  The performance goals applicable to the Executive for 2011 shall be established not later than thirty (30) days after the Effective Date, and for each subsequent year shall be established not later than sixty (60) days after the first of each year, by the SK Holdco Board of Directors in consultation with the Executive; provided that in no event shall the Executive’s Bonus for 2011 be less than fifty percent (50%) of the Target Bonus, which shall be prorated and reduced based upon the number of days in 2011 the Executive was employed by the Company, divided by 365.

(c)                       Stock Options.  At the end of fiscal year 2011, the Executive shall receive an initial award of options to purchase shares of SK Holdco common stock (“Initial Options”) equivalent to two to four times the Executive’s Salary. 25% of the Initial Options will vest immediately on the date of grant of the award, and 25% of the Initial Options will thereafter vest on each of the three subsequent anniversaries of the date of grant during the Employment Period. Thereafter, the Executive shall receive an annual award of options to purchase shares of SK Holdco common stock (“Annual Options”) equivalent to two to four times the Executive’s Salary. The Annual Options will have a four year vesting period. For each grant of Annual Options, the vesting period will start on the applicable date of grant and 25% of the Annual Options will thereafter vest on each of the four anniversaries of the applicable date of grant during the Employment Period.  The grant of any Initial or Annual Options (collectively, “Options”) pursuant to this Section 3(b), and each grant’s specific terms, will be subject to (i) SK Holdco Board approval, (ii) the SK Holdco’s Equity Plan, a copy of which is attached hereto, or any subsequent equity plan that may later be adopted by the SK Holdco Board, a copy of which will be attached hereto and incorporated herein by reference as soon as approved by the SK Holdco Board, and (iii) the terms of any SK Holdco Stock Option Agreement pursuant to which the Options are issued, the current form of such Stock Option Agreement is attached hereto and any future form Stock Option Agreement that may later be adopted by the SK Holdco Board shall be attached hereto and incorporated herein by reference as soon as approved by the SK Holdco Board.  Notwithstanding the foregoing, each grant of Options shall contain the following terms, which shall control over any contrary provision of the Equity Plan or any Stock Option Agreement:

(i)                          The vesting schedule shall not be less favorable for any Annual Options than as set forth above for Annual Options;

(ii)                       Any determination of whether the Executive has been terminated for Cause shall be based upon the definition of Cause set forth in Section 4, and any resignation by the Executive for Good Reason, as defined in Section 4, shall be treated in the same manner as a termination by the Company without Cause;

(iii)                    Vesting and exercisability upon a termination of employment shall be not less favorable to the Executive than as set forth in Section 5;

(iv)                   Upon the occurrence of a Change in Control (which shall not be defined in a manner that is less favorable to the Executive than the definition contained in the Equity Plan as in effect on the Effective Date, although, notwithstanding the foregoing, the acquisition by Highland Capital Management, L.P., Contrarian Capital Management, LLC, GSC Recovery, Inc., and JPMorgan Securities, Inc. and any person acting with them as a “group” within the meaning of §409A of the Code, as defined herein, of 50% or more of the total fair market value or total voting power of the stock of the Company, SK Holdco or SK Holding Company, Inc. shall not constitute a Change in Control for purposes of this Agreement), all Options shall vest immediately if the Executive is either employed on the date of the Change in Control, or was terminated without Cause (or resigned for Good Reason) within six months prior to the Change in Control.  Any Options that are not vested upon a termination without Cause or resignation for Good Reason that occurs prior to a Change in Control shall remain outstanding for a period of six months following the Date of Termination, but shall not be exercisable unless a Change in Control occurs during such six month period, in which event the preceding provisions shall apply.  In the case of a Change in Control, unless the Options are to be converted into options of an acquiring company (on terms not less favorable to the Executive than the converted Options), the Executive shall receive a cash payment equal to the value of SK Holdco common stock subject to the Options (as determined by the terms of the Change in Control) over the exercise price, less applicable tax withholding;

(v)                      The Executive shall be permitted to transfer the Options to members of his immediate family, or trusts created for their benefit, for estate planning purposes, subject to reasonable conditions as the Committee may require;

(vi)                   Notwithstanding the last sentence of Section 20(a) of the Equity Plan, the Executive shall not be obligated to agree to any changes to the Shareholders’ Agreement not applicable to all other shareholders; and

(vii)                Unless prohibited by applicable law, and if approved by the Committee, in its sole discretion, the Executive shall be entitled to pay the exercise price for all or any portion of the Options, and any income tax withholding imposed upon the exercise, by having a number of shares of SK Holdco common stock withheld from the number issued to him with a fair market value, as defined in and determined in accordance with Equity Plan, equal to the exercise price and/or withholding tax obligation.

(d)                      Other Benefits and Perquisites.  During the Employment Period: (i) the Executive

shall be entitled to participate in the Company’s 401-k Plan, applicable fringe benefit programs and other benefit plans, policies and programs of the Company applicable to the Executive, as may be amended by the Company from time to time, including the Company’s relocation benefits package (as modified by Section 2); (ii) the Executive shall be entitled to four weeks of vacation, effective and vested as of the Effective Date, and four weeks of additional vacation effective and vested as of each anniversary of the Effective Date during the Employment Period; and (iii) the Executive shall be entitled to all perquisites provided by the Company for its senior executives from time to time.  However, nothing in this Agreement shall obligate the Company to pay the Executive’s legal fees incurred in the negotiation or review of this Agreement and all related documents.

(e)                       Programs, Procedures and Policies.  The Executive will comply with and be bound by the Company’s applicable written current and future programs, procedures, plans and policies, as may be amended by the Company from time to time, except to the extent such programs, procedures, plans or policies are contrary to the terms and conditions of this Agreement.  In the event of any conflict between this Agreement and any program, plan or policy of the Company, as in effect on the Effective Date or subsequently amended, this Agreement shall control.

4.                           Termination of Employment.

(a)                      Death or Disability. In the event of the Executive’s death during the Employment Period, the Executive’s employment with the Company shall terminate automatically. In addition, the Company shall have the right to terminate the Executive’s employment because of the Executive’s Disability (as defined in the Company’s Long Term Disability Benefit Plan) during the Employment Period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 5th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b)                      By the Company. In addition to termination for death or Disability, the Company may terminate the Executive’s employment during the Employment Period with Cause or upon sixty (60) days prior written notice without Cause.  For purposes of this Agreement, “Cause” means:

(i)                                        the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from Disability or other causes beyond the Executive’s reasonable control); or

(ii)                                     the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii)                                 the material failure of the Executive to comply with the terms and conditions of this Agreement; in each case (i and ii above, and this iii) after written notice and a reasonable opportunity (but not less than thirty (30) days) to cure such matter; or

(iv)                                 embezzlement or other fraud committed by the Executive, at the Executive’s direction or with the Executive’s personal knowledge, to the detriment of the SK HoldCo, the Company or their direct or indirect subsidiaries, as determined by the SK HoldCo Board of Directors in its sole discretion; or

(v)                                     the Executive’s conviction, commission, or plea of nolo contendere for any criminal offense or commission by the Executive of any act that the SK HoldCo Board of Directors in its sole discretion considers materially damaging or discrediting to SK HoldCo, the Company or their direct or indirect subsidiaries; in each case (iv and v) above without a reasonable opportunity to cure such matter.

(c)                       Voluntarily by the Executive. The Executive may voluntarily terminate his employment at any time during the Employment Period either for Good Reason, or without Good Reason, by giving not less than 60 days prior written notice thereof to the Company.  For purposes of this Agreement, “Good Reason” means the resignation by the Executive after the occurrence of one or more of the following conditions without the Executive’s consent:

(i)                          a material diminution in the Executive’s title, authority, duties, or responsibilities, as described herein, including without limitation any requirement of the removal of the Executive from the SK Holdco Board of Directors or any requirement that the Executive report to anyone other than the SK Holdco Board of Directors;

(ii)                       a material diminution in the Executive’s Salary or Target Bonus opportunity (and any such diminution that constitutes Good Reason shall not be taken into account in calculating Executive’s severance payments);

(iii)                    a requirement that the Executive relocate to a materially different geographic area, following his relocation to Plano, Texas area;

(iv)                   the transfer of all or substantially all of the Company’s assets to any person or entity that does not assume and agrees to be bound by all terms of this Agreement; or

(v)                      any other material violation by SK Holdco or the Company of this Agreement.

None of the foregoing events or conditions shall constitute Good Reason unless such event or condition continues beyond thirty (30) days without cure after the Executive has provided the Company written notice that the Executive believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within sixty (60) days after the Executive first has actual knowledge of the existence of such condition, and the Executive shall not be considered to have resigned for Good Reason unless he notifies the Company of his resignation not more than ninety (90) days after the end of the thirty (30) day cure period.

(d)                      Date of Termination. The “Date of Termination” means the last day of the Employment Period if not otherwise terminated early pursuant to any provision of this Agreement (“End of the Term”), the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company with Cause or without Cause is effective, or the date on which the voluntary termination of the Executive’s employment by the Executive is effective, as the case may be.

5.                           Obligations of the Company on Termination.

(a)                      Accrued Benefits. Upon the termination of the Executive’s employment for any reason, the Executive shall be entitled to receive the following (collectively, the “Accrued Benefits”), all of which shall be paid as promptly as possible in accordance with the Company’s regular payroll schedule or by the date specified in the applicable Company policy or benefit plan after the Date of Termination and without being conditioned upon the execution by the Executive of the Company’s settlement agreement and general release: (i) his Salary through the Date of Termination, (ii) accrued but unpaid vacation days through the Date of Termination, (iii) reimbursement of all business expenses properly incurred and documented by the Executive prior to the Date of Termination in accordance with the Company’s reimbursement policy, and (iv) any amounts payable to or on behalf of the Executive upon termination of employment under any of the Company’s benefit plans, policies and programs (except for any severance plan or policy, which shall be superseded by this Section 5).

(b)                      Termination for Non-Renewal, Without Cause, Good Reason. If the Executive’s employment is terminated (i) due to the Company failing to renew this Agreement in accordance with its terms at least sixty (60) days prior to the End of the Term; (ii) by the Company for any reason other than the Executive’s death, Disability or Cause, or (iii) due to Executive resigning for Good Reason, the Company shall, upon execution by the Executive of the Company’s settlement agreement and general release, pay to the Executive, in addition to the Accrued Benefits: a severance amount (the “Severance Amount”) equal to (i) an amount equal to one year’s Salary, (ii) an amount equal to any unpaid Bonus amount for the year prior to the year in which the Date of Termination occurs which would have been payable to the Executive but for his Termination in accordance with the terms and conditions of the annual bonus program approved by the SK Holdco Board of Directors for such year, which amount shall be prorated for the length of employment in that year, plus (iii) an amount equal to the Bonus amount for the year in which the Date of Termination occurs which would have been payable to the Executive but for his Termination in accordance with the terms and conditions of the annual bonus program approved by the SK Holdco Board of Directors for such year, which amount shall be prorated for the length of employment in that year. The Severance Amount set forth in (i) and (ii) above will be payable over one year in accordance with the Company’s normal payroll practices beginning on the date that is forty-five (45) days after the Date of Termination, and the Severance Amount set forth in (iii) above will be payable over one year in accordance with the Company’s normal payroll practices beginning on the date that the first bonus payment, if any, is made under annual bonus program approved by the SK Holdco Board of Directors for such year.  Further, (a) to the extent permitted by §409A of the Internal Revenue Code, as amended (the “Code”), all unvested Options granted to the Executive by SK Holdco that are scheduled to vest in the 12 months after the Date of Termination, will vest prorata based upon the number of days from the last vesting date to the Termination Date, divided by 365, and (b) provided the Executive and/or his eligible dependents elect continued health insurance coverage through COBRA the Company will pay the Executive’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time, (less an amount equal to the premium contribution paid by active Company employees) during such one year period; provided, however, that if at any time the Executive becomes eligible for health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions on the Executive’s behalf.  The Executive shall also be entitled to senior executive level outplacement services, at the Company’s expense, for a period of twelve (12) months following the date of Termination.

(c)                                         Cause; Voluntary Termination without Good Reason.  If the Executive’s employment is terminated (i) due to the Executive’s death or Disability, (ii) for Cause by the Company, or (iii) by the Executive voluntarily during the Employment Period without Good Reason, the Company shall pay the Executive or his legal representative, the Accrued Benefits as promptly as possible in accordance with the Company’s regular payroll schedule or by the date specified in the applicable Company policy or benefit plan after the Date of Termination and without being conditioned upon the execution by the Executive of the Company’s settlement agreement and general release.  In addition, if the Executive’s employment is terminated due to the Executive’s death, all vested Options shall accrue to the Executive’s estate. Further, if the Executive’s employment is terminated due to the Executive’s death or Disability, all unvested Options granted to the Executive by SK Holdco that are scheduled to vest in the 12 months after the Date of Termination, will vest prorata based upon the number of days from the last vesting date to the Termination Date, divided by 365.

(d)                      Termination in Connection with Change in Control.  If the Executive is terminated without Cause, or resigns for Good Reason, either following a Change in Control (determined in accordance with Section 3(c)(iv)), or within six (6) months prior to a Change in Control, the Executive shall receive instead of the Severance Amount described in Section 5(b), the following Severance Amount, upon execution by the Executive of the Company’s settlement agreement and general release: (i) an amount equal to one years’ Salary, (ii) an amount equal to any unpaid Bonus amount for the year prior to the year in which the Date of Termination occurs which would have been payable to the Executive but for his Termination in accordance with the terms and conditions of the annual bonus program approved by the SK Holdco Board of Directors for such year, which amount shall be prorated for the length of employment in that year, plus (iii) an amount equal to the Bonus amount for the year in which the Date of Termination occurs which would have been payable to the Executive but for his Termination in accordance with the terms and conditions of the annual bonus program approved by the SK Holdco Board of Directors for such year, which amount shall be prorated for the length of employment in that year. The Severance Amount set forth in (i) and (ii) above will be payable over one year in accordance with the Company’s (or the acquirer’s) normal payroll practices beginning on the date that is forty-five (45) days after the Date of Termination, and the Severance Amount set forth in (iii) above will be payable over one year in accordance with the Company’s (or the acquirer’s) normal payroll practices beginning on the date that is forty-five (45) days after the later of (a) the Date of Termination or (b) the date of the Change of Control; provided, however, that any additional amount payable to Executive by reason of the Change in Control will begin to be paid as soon as practical on the later of (x) the Date of Termination or (y) the Date of Change in Control. All Options, to the extent not previously vested, shall fully vest upon the Change of Control. Notwithstanding the foregoing, any claim by the Executive for amounts owed pursuant to this Section 5(d) as a result of a Change in Control must be brought within one (1) year after the later of (i) the Date of Termination or the (ii) date of Change in Control, or such claim shall be deemed waived and the Company shall not owe the Executive any amounts pursuant to this Section 5(d) as a result of a Change in Control.

(f)                        No Mitigation or Offset.  The Executive shall not be required to mitigate damages in order to receive any of the payments and benefits described in this Section 5, and such payments and benefits shall not be reduced or offset by any compensation earned by the Executive from any other source.

(g)                       Compliance with Code §409A.  It is the intent of the parties that all payments to the Executive pursuant to Section 5 (or any other provision of this Agreement) either be excluded from the definition of deferred compensation subject to §409A of the Code, or if not so excluded shall comply with all requirements of §409A, and to the maximum extent permitted by law this Agreement shall be so construed and administered.  Nothing contained in this Agreement shall constitute an amendment to the annual bonus program approved each year by the SK Holdco Board of Directors and such bonus program shall continue to be exempt from §409A of the Code as a short-term deferral. Without limiting the foregoing, if the Executive incurs a termination of employment within the meaning of this Agreement that does not constitute a “separation from service” as defined in §409A, then, to the extent that any payment pursuant to this Section 5 is subject to §409A, the Executive’s right to such payment shall be fully vested and nonforfeitable upon the occurrence of the termination of employment, but payment of such amount shall be deferred until the date on which the Executive incurs a separation from service.  In addition, in the event that the Executive is a “specified employee” as defined in §409A of the Code as of the Termination Date, payment of all amounts specified in Section 5(b) of this Agreement which are not otherwise exempt from §409A will not commence until six (6) months and one (1) day following the date of the Executive’s Termination Date (the “Delayed Commencement Date”).  Upon the occurrence of the Delayed Commencement Date, that portion of such amounts which would have been paid during the six (6) month period will be paid to the Executive in a lump sum on such date and the remainder of such amounts will be paid pursuant to the terms of Section 5.  Finally, to the extent that any reimbursement of expenses or in-kind benefits or tax gross-ups constitute “deferred compensation” under §409A of the Code, such reimbursement or benefit or tax gross up shall be provided no later than December 31 of the calendar year following the calendar year in which the expense was incurred or tax was paid. The amount of expenses reimbursed in one calendar year shall not affect the amount eligible for reimbursement in any subsequent calendar year.  The amount of any in-kind benefits provided in one calendar year shall not affect the amount of in-kind benefits provided in any other calendar year.  The right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.  In the event that, as a result of the Company’s failure to make any payment to the Executive in accordance with the terms of this Agreement, the Executive is subject to any penalty tax under §409A, the Company shall reimburse the Executive for such penalty tax, and all other related penalties and interest and the cost of amending any tax returns, grossed-up for all taxes.

6.                           Confidentiality and Noncompetition.   The Executive will comply with and execute the Non-disclosure, Non-solicitation and Non-competition Agreement attached hereto as Exhibit “A” and incorporated herein by reference. The Executive will treat the terms of this Agreement as strictly confidential.

7.                           Successors.

(a)                      This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                      This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall not assign this Agreement without the prior written consent of the Executive, which consent shall not be unreasonably withheld.

8.                           Nondisparagement.  The Executive shall not publicly disparage the Company or SK Holdco, any of their products or practices, any of their respective directors, officers, employees or affiliates, either orally or in writing, at any time, either during or following the Employment Period.  The Company and SK Holdco shall not disparage, or permit their respective officers, directors and senior employees to disparage publicly the Executive, either orally or in writing, at any time, either during or following Employment Period.  Nothing in this Section 8 shall limit the ability of the Executive, SK Holdco or the Company and their executive officers, directors or senior employees to provide truthful testimony as required by law or any judicial or administrative process.

9.                           Indemnification; D&O Insurance.  To the maximum extent permitted by applicable Delaware law and SK Holdco’s Bylaws on the Effective Date, and to such greater extent as applicable law or SK Holdco’s Bylaws may thereafter from time to time permit, SK Holdco shall indemnify the Executive against any claims that may be asserted against him by reason of his Corporate Status, as that term is defined in SK Holdco’s Bylaws, and SK Holdco shall advance all reasonable Expenses, as that term is defined in SK Holdco’s Bylaws, all in accordance with the procedures set forth in SK Holdco’s Bylaws and applicable Delaware law.  During the Employment Period and for a period of five (5) years thereafter the Company shall cause the Executive to be listed as a named insured under such generally applicable directors and officers insurance coverage as it may maintain from time to time, at the coverage level applicable to the Company’s most senior active officers.  For purposes of this Section 9, the terms “directors and officers insurance” includes all insurance policies maintained by SK Holdco or the Company covering directors, officers or employees against claims asserted against them individually, including, if any, employment practices and fiduciary liability policies.

10.                    Miscellaneous.

(a)                      The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                      All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Robert M. Craycraft
[Address on file with the Company]

If to the Company:	Safety-Kleen Systems, Inc.
5360 Legacy Drive, Building 2, Suite 100,
Plano, Texas 75024
Attention: Chairman of the Board

With copy to:
Attention: Vice President & Assistant
General Counsel - Corporate

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 8.  Notices and communications shall be effective when actually received by the addressee.

(c)                       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)                      Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations. Wherever this Agreement provides for a payment to the Executive to be “grossed-up for all taxes”, the amount payable to the Executive shall be calculated so that the net amount retained by him, after payment of all federal, state and local income taxes, FICA, and any excise or penalty tax imposed by §409A or §4999 of the Code or any comparable provision, imposed upon the gross amount of such payment, shall be equal to the amount to be grossed-up. Such calculation shall be based upon the actual tax rates applicable to the payment or, if such rates cannot be determined, upon the highest marginal tax rate in effect at such time.

(e)                       The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                        The Executive and the Company acknowledge that this Agreement supersedes any other agreement, whether written or oral, between them concerning the subject matter hereof.

(g)                       The provisions of this Agreement shall survive the termination of this Agreement, or of the Employment Period, for any reason, to the extent necessary to enable the parties to enforce their respective rights hereunder.

(h)                      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to principles of conflict flaws.

(i)                          This Agreement may be executed in several counterparts, each of which shall be deemed original, and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Date:	April 1, 2011	/s/ Robert M. Craycraft
Robert M. Craycraft (“Executive”)

Safety-Kleen Systems, Inc.

		By:	/s/ Jean S. Lee

		Title:	Senior V.P., Human Resources

For purposes of Section 9 only

Safety-Kleen, Inc.

By:	/s/ Jeffrey O. Richard

Title:	Chief Financial Officer

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of May 11, 2012, by and between Safety-Kleen Systems, Inc., a Wisconsin corporation (the “Company”) and Robert M. Craycraft (the “Executive”) for purposes of amending that certain Employment Agreement dated as of the 11th day of April 2011.  Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company has determined that it is in the best interests of the Company to amend the Agreement as set forth in this Amendment, and the Executive desires to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                     Section 3 of the Agreement is hereby amended to add the following new subsection (f) to such Section:

(f)                                   Transaction Bonus. The Executive shall be eligible to receive a bonus equal to 25.0% of the Transaction Bonus Pool (as defined below) in the event a “Transaction” (as defined below) closes on or before May 11, 2013, payable in a lump sum cash payment on the date the Transaction closes (less applicable withholdings and taxes) (the “Transaction Bonus”).  The Executive’s right to the Transaction Bonus shall terminate if (i) a Transaction does not close on or before May 11, 2013 or (ii) the Executive’s employment is terminated prior to the date the Transaction closes for any reason other than as a result of death, Disability (as defined in the Company’s Long Term Disability Plan), termination by the Company for Cause (as defined below) or termination by the Executive for Good Reason (as defined below).  If, prior to the date the Transaction closes, the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or due to the Executive’s death or Disability, then, if a Transaction closes on or before May 11, 2013, the Executive shall be eligible to receive a Transaction Bonus on the date the Transaction closes as if he was still actively employed on such date.  For purposes of the Transaction Bonus:

“Transaction Bonus Pool” means 1% of the Equity Value over $1 billion.

“Equity Value” means in the case of a Transaction structured as a stock purchase or a merger with Safety-Kleen, Inc., SK Holding Company, Inc. or the Company (the “Acquired Company”), (a) the price to be paid to the Acquired Company’s stockholders by the buyer for 100% of the outstanding shares of common stock (determined on a fully-diluted basis) of the Acquired Company or (b) if the buyer does not purchase 100% of the Acquired Company’s outstanding shares (on a fully diluted basis) the amount that would have been paid by the buyer if the buyer had purchased 100% of the Acquired Company’s outstanding shares (on a fully diluted basis), assuming the same purchase price per share being paid for 100% of the Acquired Company’s outstanding shares (on a fully diluted basis).

“Transaction” means any one person, or more than one person acting as a “group” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), acquires the ownership of stock in the Acquired Company that, together with stock held by such person or group, constitutes eighty percent (80%) or more of the total fair market value or total voting power of the stock of the Acquired Company.  Notwithstanding the foregoing, a Transaction shall be deemed to have occurred only if the event is also a “change in the ownership” or a “change in the ownership of a substantial portion of the assets” in each case as defined in Treasury Regulation 1.409A-3(i)(5) or successor guidance thereto.

2.                                     Section 5(d) of the Agreement is amended by adding the following new sentence to the end of said Section:

Notwithstanding anything to the contrary contained herein, in the event a Change in Control is effective on or after May 11, 2012 and on or before May 11, 2013, (A) the amount set forth in Section 5(d)(i) shall be 1.5 years’ Salary, in lieu of one years’ Salary; (B) the amounts payable pursuant to Sections 5(d)(ii) and (iii) shall not be prorated for the length of employment in that year; (C) the language in Section 5(d)(iii), “an amount equal to the Bonus amount for the year in which the Date of Termination occurs”, is replaced with “an amount equal to 1.5 times the Bonus amount for the year in which the Date of Termination occurs”; and (D) the Executive shall also be entitled to payment by the Company of the premium for COBRA continuation coverage under the Company’s group health plan (for the Executive and his eligible dependents, subject to the eligibility provisions of the plan, and the Executive’s timely election of COBRA continuation coverage) until the earlier of (1) the date that is twelve (12) months following the Date of Termination, or (2) the date COBRA coverage under the Company’s group health plan would otherwise end (other than for non-payment of premiums). The Executive shall also be entitled to senior executive level outplacement services, at the Company’s expense, for a period of twelve (12) months following the date of Termination.

3.                                      Except as specifically amended, altered, modified and changed by this Amendment, the Agreement remains in full force and effect as originally written.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, and the Company has caused this Agreement to be executive in its name on its behalf, all as of the day and year first above written.

Date:	May 11, 2012	/s/ Robert M. Craycraft
Robert M. Craycraft (“Executive”)

Safety-Kleen Systems, Inc.

		By:	/s/ Jeffrey O. Richard

		Title:	Chief Financial Officer

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